Exhibit 13(d)


                              CITIFUNDS TRUST III


                    FORM OF AMENDMENT TO DISTRIBUTION PLAN


     Pursuant to Section 9 of the Amended and Restated Distribution Plan (the "Plan") of CitiFunds Trust III (formerly, Landmark Funds III) (the "Trust"), dated as of August 27, 1985 and amended and restated as of August 19, 1994, and as approved by a majority of the Trustees of the Trust and the Qualified Trustees of the Trust (as defined in the Plan) at a meeting held on November 13, 1998 the Plan is hereby amended as follows:

     1. The first paragraph of the Plan is amended to read as follows:

          Amended and Restated Distribution Plan, dated as of August 27, 1985, amended and restated as of August 19, 1994 and further amended on November 13, 1998 of CitiFunds Trust III, a Massachusetts business trust (the "Trust"). This Plan relates solely to Shares of Beneficial Interest of each of the Trust's series that are not divided into Classes and to "Class N" Shares of Beneficial Interest of each of the Trust's series that are divided into Classes.

     2. The third "Whereas" clause of the Plan is amended to read as follows:

          WHEREAS, the Trust intends to distribute the shares of each Fund that are not divided into Classes and shares designated "Class N" Shares of each Fund that are divided into Classes (collectively, the "Shares') in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1"), and desires to adopt this Distribution Plan (the "Plan") as a plan of distribution pursuant to such Rule; and

     3. The seventh "Whereas" clause of the Plan is amended to read as follows:

          WHEREAS, the Distribution Agreement provides that a sales charge may be paid by investors who purchase or redeem Shares and that the

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     Distributor and broker-dealers, banks and other financial intermediaries may receive such sales charge as partial compensation for their services in connection with the sale of Shares; and

     4. Section 3 of the Plan is amended to read as follows:

     It is understood that, under certain circumstances, each Fund or the Distributor may impose certain deferred sales charges in connection with the repurchase of Shares of such Fund, and the Fund may pay to securities dealers, financial institutions (including banks) and others, or the Fund may permit the Distributor to retain, as the case may be, all or any portion of such deferred sales charges. As additional consideration for services performed and expenses incurred in the performance of its obligations under the Distribution Agreement, except in connection with print or electronic media advertising, the Trust shall pay the Distributor from the assets of each Fund a distribution fee periodically at an annual rate not to exceed 0.10% of the average daily net assets of such Fund (or of the average daily assets represented by Class N Shares of each Fund with Shares divided into Classes), in each case for its then-current fiscal year. The Trust may also make payments directly to securities dealers, financial institutions (including banks) and others in respect of the sale of Shares of each Fund and for providing personal service and/or the maintenance of shareholder accounts, provided that the aggregate amount of such payments made pursuant to this Plan, when added to the distribution fee paid pursuant to the immediately preceding sentence, shall not exceed 0.10% of the average daily net assets of each Fund (or of the average daily net assets represented by Class N Shares of each Fund with Shares divided into classes), in each case for its then-current fiscal year. The Trust shall pay the Distributor an additional fee from the assets of each Fund at an annual rate not to exceed 0.10% of the average daily net assets of such Fund (or of the average daily assets represented by Class N Shares of each Fund with Shares divided into Classes) for its then-current fiscal year in anticipation of, or as reimbursement for, expenses incurred by the Distributor in connection with print or electronic media advertising in connection with the sale of Shares of such Fund.


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     5. Section 7 of the Plan is amended to read as follows:

     This Plan shall become effective as to any Fund upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Shares of that Fund (or the Class N Shares of any such Fund with Shares divided into Classes), and (b) approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

     6. Section 9 of the Plan is amended to read as follows:

     This Plan may be amended at any time by the Board of Trustees of the Trust, provided that (a) any amendment to increase materially the amount to be expended from the assets of any Fund or from the assets represented by Class N Shares of any Fund with Shares divided into Classes for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Shares of such Fund (or the Class N Shares of any such Fund with Shares divided into Classes), and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time with respect to each Fund by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities " of the Shares of such Fund (or the Class N Shares of any such Fund with Shares divided into Classes).



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     IN WITNESS WHEREOF, pursuant to authority delegated by the Board of
Trustees of the Trust, the undersigned has executed this Amendment to the Distribution Plan this ___ day of _______, 199_.



                              Philip W. Coolidge
                              President,
                              CitiFunds Trust III